Exhibit 99.17

NOTE AND WARRANT PURCHASE AGREEMENT

This Note and Warrant Purchase Agreement, dated as of November 13, 2023 (this “Agreement”), is entered into by and among Nuburu, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the schedule of investors attached hereto as Schedule I (each an “Investor” and, collectively, the “Investors”), as such Schedule I may be amended in accordance with Section 9.

RECITALS

A.          On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, a secured promissory note in the principal amount set forth opposite such Investor’s name on Schedule I, together with a related warrant to acquire shares of the Company’s capital stock.

B.          Capitalized terms not otherwise defined herein will have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          The Notes and Warrants.

(a)         Issuance of Notes. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to each of the Investors, and each of the Investors severally agrees to purchase, a secured promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in the principal amount set forth opposite the respective Investor’s name on Schedule I. The obligations of the Investors to purchase Notes are several and not joint. The Notes are being issued at an original issue discount and will not bear interest on issuance. If the Notes have not been repaid within six months after issuance, the Notes will bear interest at the SOFR rate plus nine percent (9%), and if the Notes have not been repaid within nine months after issuance, the Notes will bear interest at the SOFR rate plus twelve percent (12%).  The payment of the Notes and the other Obligations is secured by the Security Agreement.

(b)          Issuance of Warrants.

(i)          The Company will electronically submit to the New York Stock Exchange a Supplemental Listing Application (the “NYSE SLAP”) prior to the entering into of this Agreement, and will use its reasonable best efforts to have the NYSE SLAP approved by the NYSE within two weeks after the electronic submission. If the NYSE SLAP is not approved by the NYSE within two weeks after the electronic submission (the “Event”), then on the date of such Event and each monthly anniversary after the date of the Event, and until the NYSE SLAP is approved by the NYSE, the Company shall pay to each Holder an amount in cash, as a penalty, the product of 2.0% multiplied by the amount outstanding on the Notes issued to the Holder pursuant to the Purchase Agreement. If the Company fails to pay any penalty pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 10% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such penalties are due until such amounts, plus all such interest thereon, are paid in full. The penalties pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure the Event. Upon such time as the New York Stock Exchange SLAP has been approved by the New York Stock Exchange, the Company will issue to each Investor a warrant in the form of Exhibit B hereto (each, a “Warrant” and, collectively, the “Warrants”) to purchase up to a number of shares of common stock equal to the number of shares set forth opposite each Investor’s name on Schedule I. The Company has the right to repurchase the initial Warrants in accordance with Section 2(g) of the Warrant.

(ii)        If the Notes have not been repaid within six months after issuance, additional warrants will be issued to each Investor in an amount equal to the principal amount of the Note multiplied by 25%, and such quotient divided by a per share cash exercise price equal to 120% of the Volume Weighted Average Price (“VWAP”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) during the ten (10) Trading Days immediately prior to issuance (the “Six Month Initial Exercise Price”). The Company has the right to repurchase such Warrants when the closing price of the shares of Common Stock on the market on which it is then listed or quoted exceeds 200% of the Six Month Initial Exercise Price for at least 20 out of 30 Trading Days, at a redemption price equal to the VWAP for the ten (10) days preceding the repurchase, less the exercise price, provided that the Warrant Shares are then registered pursuant to an effective registration statement or may be resold via Rule 144 and the Equity Conditions (as defined in the Warrants) are satisfied by the Company.

(iii)       If the Notes have not been repaid within nine months after issuance, additional warrants will be issued to each Investor in an amount equal to the principal amount of the Note multiplied by 25%, and such quotient divided by a per share cash exercise price equal to 120% of the VWAP of the Common Stock during the ten (10) Trading Days immediately prior to issuance (the “Nine Month Initial Exercise Price”). The Company has the right to repurchase such Warrants when the closing price of the shares of Common Stock on the market on which it is then listed or quoted exceeds 200% of the Nine Month Initial Exercise Price for at least 20 out of 30 Trading Days, at a redemption price equal to the VWAP for the ten (10) days preceding the repurchase, less the exercise price, provided that the Warrant Shares are then registered pursuant to an effective registration statement or may be resold via Rule 144 and the Equity Conditions (as defined in the Warrants) are satisfied by the Company.

(c)          Delivery. The sale and purchase of the Notes and Warrants will take place (i) at a closing (the “Closing”) to be held on November 13, 2023 or at such place and time as the Company and the Investors may otherwise determine (the “Closing Date”). At the Closing, the Company will deliver to each of the Investors the Note and Warrant to be purchased by such Investor as set forth on Schedule I, against receipt by the Company of the corresponding purchase price set forth on Schedule I (the “Purchase Price”). Each of the Notes and Warrants will be recorded in such Investor’s name in the Company’s records.

(d)          Use of Proceeds. The proceeds of the sale and issuance of the Notes will be used for general corporate purposes, including for working capital of the Company.

(e)         Payments.

(i)          The Notes will become due and payable on the earliest of: (1) the closing of a loan facility or the issuance of debt in aggregate principal amount of not less than $20 million, secured by intellectual property of the Company (the “Credit Facility”), (2) a Sale Event (as defined in the Notes), or (3) twelve months after the issuance of the Notes.

(ii)          Subject to the obligations provided in the Subordination Agreement (defined below), proceeds from any Sale Event or issuances of debt or equity securities by the Company in a transaction or series of related transactions in an amount greater than $10 million (excluding issuances to employees and consultants for compensatory purposes, in connection with strategic transactions (other than those conducted solely for capital raising purposes), or pursuant to obligations existing as of the date hereof) (a “Sale Event Transaction”) must be used to repay the Notes simultaneously with such Sale Event Transaction. The Company shall notify the Investors in writing of any Sale Event no later than three (3) Trading Days before such Sale Event Transaction takes place in accordance with the notice provisions hereof and repay the Notes by wire transfer of immediately available funds to an account designated by the Investor.

(iii)       The Company shall notify the Investors in writing no later than five (5) Trading Days before the closing of the Credit Facility, which notice shall include a copy of the Credit Facility. Subject to approval of the Credit Facility lenders, a holder of a Note may elect to forego payment of their Note if such Note becomes due and payable under Section 1(e)(i)(1) hereof, and instead elect, by written notice to the Company, to participate in the Credit Facility to the extent some or all of such holder’s outstanding principal and accrued, unpaid interest.

(iv)         The Notes, together with all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment, may be prepaid at any time without premium or penalty, in whole or in part, in accordance with the terms of the Notes.

(v)          The Company will make all cash payments due under the Notes in immediately available funds by 1:00 p.m. Mountain time on the date such payment is due by wire transfer to an account designated by the Investor, or in such other manner as an Investor or other registered holder of a Note may from time to time direct in writing

(f)         The Notes and the obligations thereunder will be secured with a continuing lien and security interest in and to the Company’s patent portfolio as provided in that certain Security Agreement (the “Security Agreement”) substantially in the form attached hereto as Exhibit C.

2.          Representations and Warranties of the Company. The Company represents and warrants to each Investor, as of the Closing Date, that:

(a)        Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b)        Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c)         Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)        Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s certificate of incorporation or bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which the Company or any of its subsidiaries is bound; or (iii) other than as contemplated pursuant to the Security Agreement, result in the creation or imposition of any security interest, mortgage, pledge, lien, claim, charge or other encumbrance (“Lien”) upon any property, asset or revenue of the Company or any of its subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any of its subsidiaries, their business or operations, or any of their assets or properties.

(e)         Subsidiaries. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under such laws and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. None of the Company’s subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction and in which the failure to qualify as such would have a material adverse effect on the Company and its subsidiaries, taken as a whole. All of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f)        Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

(g)        No Violation or Default. The Company and each of its subsidiaries is not in violation of or in default with respect to (i) its certificate of incorporation or bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Person; or (ii) any material mortgage, indenture, agreement, instrument or contract to which such Person is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

(h)         Litigation. Except as set forth in the Company’s public filings with the U.S. Securities and Exchange Commission (the “Commission”), no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries at law or in equity in any court or before any other governmental authority that if adversely determined (i) would (alone or in the aggregate) result in a material liability or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

(i)          Title. The Company and its subsidiaries own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all real properties and good title to other assets and properties as reflected in the most recent financial statements of the Company that have been included in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q (the “Financial Statements”) (except those assets and properties disposed of in the ordinary course of business since the dates of such Financial Statements) and all assets and properties acquired by the Company and its subsidiaries since such dates (except those disposed of in the ordinary course of business). Such assets and properties are not subject to any Lien other than (i) Liens for current taxes not yet due and payable, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) Liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a material adverse effect on the Company and its subsidiaries, taken as a whole, and which have not arisen otherwise than in the ordinary course of business.

(j)           Intellectual Property. To their respective knowledge, the Company and the Company’s subsidiaries own or possess or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as proposed to be conducted, the lack of which could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(k)        Financial Statements. The Financial Statements (i) are in accordance with the books and records of the Company and its subsidiaries and have been maintained in accordance with good business practice; (ii) have been prepared in conformity with generally accepted accounting principles (“GAAP”) except with respect to the unaudited Financial Statements, and except for the absence of footnotes and subject to normal year-end adjustments; and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. The Company and its subsidiaries do not have any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the Financial Statements. The Company and its subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(l)          Equity Securities. The Company’s total authorized and issued capitalization is as set forth in the Company’s public filings with the Commission. The equity securities (“Equity Securities”) of the Company have the respective rights, preferences and privileges set forth in the Company’s certificate of incorporation or bylaws in effect on the date hereof. All of the outstanding Equity Securities of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Company’s public filings with the Commission, there are, as of the date of this Agreement, no options, warrants or rights to purchase Equity Securities of the Company authorized, issued or outstanding, and the Company is not obligated in any other manner to issue shares of its Equity Securities. Except as set forth in the Company’s public filings with the Commission, there are no restrictions on the transfer of Equity Securities of the Company, other than those imposed by the Company’s certificate of incorporation or bylaws as of the date hereof, or relevant state and federal securities laws, and except as set forth in the Company’s public filings with the Commission, no holder of any Equity Security of the Company or other Person is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party or that are otherwise binding upon the Company. The offer and sale of all Equity Securities of the Company issued before the Closing Date complied with or were exempt from registration or qualification under all applicable federal and state securities laws. Except as set forth in the Company’s public filings with the Commission, no Person has the right to demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any Equity Securities of the Company presently outstanding or that may be subsequently issued, or any right to participate in any such registration statement.

(m)       Debt Securities. Other than the series of Convertible Promissory Notes issued by the Company pursuant to that certain Note and Warrant Purchase Agreement, dated as of June 12, 2023, which are being exchanged concurrently herewith for the series of Senior Secured Convertible Promissory Notes issued by the Company pursuant to that certain Exchange Agreement, dated even date herewith (such agreement, the “Exchange Agreement” and such series of Senior Secured Convertible Promissory Notes, the “Senior Convertible Notes”), no indebtedness for borrowed money of the Company or any subsidiary is or will be senior to, or pari passu with, the Notes in right of payment, whether with respect to payment or redemptions, interest, damages, upon liquidation or dissolution or otherwise.

(n)          Accuracy of Information Furnished. To the Company’s knowledge, none of the Transaction Documents and none of the other certificates, statements or information furnished to Investors by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company’s public filings with the Commission under Section 13 or 15(d) of the Exchange Act, did not, as of the time of their filing, as then amended or supplemented, as of the date of filing, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(o)        Absence of Certain Changes. Since September 30, 2023, (i) the Company and its subsidiaries have conducted their respective business in all material respects in the ordinary course of business; and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(p)         No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in this investment, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Notes and the Warrants; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Notes and the Warrants (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

3.          Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of a Note and Warrant as follows:

(a)         Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the other Transaction Documents constitute valid and binding obligations of such Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)         Securities Law Compliance. Such Investor has been advised that the Notes, the Warrants and the underlying shares of the Company’s Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act and the residency of the Investor (or, in the case of an entity, such entity’s principal place of business) is correctly set forth beneath such Investor’s name on Schedule I.

(c)        Tax Advisors. Such Investor has reviewed and consulted with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, such Investor is relying solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral, in making a decision invest in this investment and to participate in the transactions contemplated by this Agreement. Such Investor understands that it (and not the Company) will be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.

(d)         No “Bad Actor” Disqualification Events. Neither (i) the Investor, (ii) if the Investor is an entity, any of its directors, executive officers, other officers, general partners or managing members, nor (iii) any beneficial owner of 20% or more of such Investor’s outstanding voting equity securities, is subject to any Disqualification Event.

4.          Conditions to Closing of the Investors. Each Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the applicable Investor:

(a)          Representations and Warranties. The representations and warranties made by the Company in Section 2 will be true and correct in all material respects when made on the Closing Date.

(b)         Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company will have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants.

(c)         Legal Requirements. At Closing, the sale and issuance by the Company, and the purchase by each Investor, of the Notes and Warrants will be legally permitted by all applicable laws and regulations to which the Investors or the Company are subject.

(d)          Transaction Documents. The Company will have duly executed and delivered to each Investor the following documents: (i) this Agreement; (ii) the Note issued hereunder; (iii) the Security Agreement; (iv) the Subordination Agreement (as hereinafter defined); and (v) the Registration Rights Agreement (“Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D (collectively, the “Delivery Transaction Documents” and the Delivery Transaction Documents with the Warrant issued hereunder, the “Transaction Documents”).

(e)          Resolutions and SLAP. The Company will have duly executed and delivered to each Investor the following documents: (i) resolutions of the board of directors of the Company approving the transactions contemplated in this Agreement; and (ii) the NYSE SLAP which the Company shall electronically submit to the New York Stock Exchange prior to the entering into of this Agreement.

5.          Conditions to Closing of the Company. The Company’s obligations at the applicable Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)         Representations and Warranties. The representations and warranties made by the applicable Investor in Section 3 will be true and correct in all material respects when made on the Closing Date.

(b)         Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company will have obtained governmental approvals required in connection with the lawful sale and issuance of the Notes and the Warrants.

(c)         Legal Requirements. At Closing, the sale and issuance by the Company, and the purchase by each Investor, of the Notes and Warrants will be legally permitted by all applicable laws and regulations to which the Investors or the Company are subject.

(d)          Purchase Price. Each Investor will have delivered to the Company the Purchase Price in respect of the Note and Warrant being purchased by such Investor.

(e)         Transaction Documents. Each Investor will have duly executed and delivered to the Company the Transaction Documents and the Subordination Agreement.

6.          Subordination.

(a)        Each Investor will execute the Intercreditor and Subordination Agreement in substantially the form attached hereto as Exhibit E with the Collateral Agents (as defined in the Security Agreement) and the holders of the Senior Convertible Notes (“Subordination Agreement”). In the event of any inconsistency or conflict between the terms and provisions of this Agreement or the Notes and the Subordination Agreement, the terms and provisions of the Subordination Agreement shall control solely to the extent of such inconsistency or conflict.

7.          Registration and Listing. The Company will use its reasonable best efforts to cause the shares of the Company’s Common Stock issuable on the exercise of the Warrants to be (i) registered for resale on a Form S-3 registration statement (or other available registration form) filed with the Commission no later than February 1, 2024, as provided in the Registration Rights Agreement, and (ii) quoted on such Approved Market on which securities of the same class or series issued by the Company are then listed or quoted. “Approved Market” means the New York Stock Exchange, the NYSE American, Nasdaq Stock Market, the Over-the-Counter Bulletin Board or the OTC Markets.

8.          Miscellaneous.

(a)        Waivers and Amendments. Any provision of this Agreement, the Warrants and the Notes may be amended, waived or modified only upon the written consent of the Company and the Requisite Holders (as such term is defined in the Note and the Warrant, as applicable) Anson Investments Master Fund LP, a Cayman Islands limited partnership (“Anson Investments”) and Anson East Master Fund LP, a Cayman Islands exempted limited partnership (“Anson East” and together with Anson Investments, “Anson”); provided, however, that no such amendment, waiver or consent will: (i) reduce the principal amount of any Note without the affected Investor’s written consent, or (ii) reduce the rate of interest of any Note without the affected Investor’s written consent. Any amendment or waiver effected in accordance with this paragraph will be binding upon all of the parties hereto.

(b)         Governing Law. This Agreement and all actions arising out of or in connection with this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c)          Jurisdiction and Venue. Each of the parties hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties also agrees that the jurisdiction over such persons and the subject matter of such dispute will be effected by the mailing of process or other papers in connection with any such action in the manner provided for herein or in such other manner as may be lawful, and that service in such manner will constitute valid and sufficient service of process.

(d)         Waiver of Jury Trial. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS.

(e)         Survival. The representations, warranties, covenants and agreements made herein will survive the execution and delivery of this Agreement.

(f)         Successors and Assigns. The rights and obligations of the Company and the Investors will be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(g)        Registration, Transfer and Replacement of the Notes. The Company will maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Notes) a register for the registration of the Notes in which the Company will record the name and address of the Person in whose name the Notes have been issued, the name and address of any transferee, and the aggregate amount of the Notes held by such Person. Prior to presentation of any Note for transfer, the Company will treat the Person in whose name such Note is recorded as the owner and holder of such Note for all purposes whatsoever, whether or not such Note will be overdue, and the Company will not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s principal place of business, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal amount requested by such holder, dated the date to which interest will have been paid on the Note so surrendered or, if no interest will have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as will have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest will have been paid on such Note or, if no interest will have yet been so paid, dated the date of such Note.

(h)         Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Requisite Holders and Anson.

(i)         Entire Agreement. This Agreement together with the other Transaction Documents and the Subordination Agreement constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(j)          Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by electronic mail (if to an Investor or any other holder of Company securities) or otherwise delivered by hand, messenger or courier service addressed:

(i)          if to an Investor, to the Investor’s address or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(ii)         if to any other holder of any Notes, Warrants or shares issuable upon conversion or exercise thereof, to such address or electronic mail address as shown in the records, or, until any such holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such Notes, Warrants or shares issuable upon conversion or exercise thereof for which the Company has contact information in its records; or

(iii)        if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 7442 S Tucson Way, Suite 130, Centennial, CO 80112, or at such other current address as the Company will have furnished to the Investors, with a copy (which will not constitute notice) to Amy Bowler, Holland & Hart LLP, 555 17th Street, Suite 3200, Denver, CO 80202, email: ABowler@hollandhart.com.

Each such notice or other communication will for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five calendar days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) electronic mail to the electronic mail address set forth on Schedule I (or to any other electronic mail address for the Investor in the Company’s records), (ii) posting on an electronic network together with separate notice to the Investor of such specific posting or (iii) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor. This consent may be revoked by an Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(k)        Expenses. Each party will pay its own costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents; provided, however, that the Company will reimburse Anson for all reasonable fees and expenses, including reasonable attorney fees and expenses, incurred by Anson in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents up to a maximum amount of $25,000.

(l)          Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes and the Warrants to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, will in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement will be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(m)         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(n)          Securities Laws Disclosure. The Company shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act.

(signature page follows)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

COMPANY:

NUBURU, INC.

By:	/s/ Brian Knaley
Name:	Brian Knaley
Title:	Chief Executive Officer

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

Anson Investments Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors, Inc.

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

Anson East Master Fund LP

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director, Anson Advisors, Inc.

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

Eunomia, LP

By:	/s/ Ron Nicol
Name:	Ron Nicol
Title:	Manager

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

David Seldin

By:	/s/ David Seldin
Name:	David Seldin

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

The Puckett Management Trust

By:	/s/ J. Puckett
Name:	J. Puckett
Title:	Manager

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

Sand Dune Investments LLC

By:	/s/ Chad Isaacson
Name:	Chad Isaacson
Title:	Officer

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

CST Global LLC

By:	/s/ David Michael
Name:	David Michael
Title:	Manager

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

Robert J and Ellen M. Svatos, trustees of the Svatos Family Trust dated June 16, 1986

By:	/s/ Robert J. Svatos
Name:	Robert J. Svatos
Title:	Trustee

(Signature Page to Note and Warrant Purchase Agreement)

The parties are signing this Note and Warrant Purchase Agreement as of the date stated in the introductory clause.

INVESTOR:

Carl Stern and Holly Hayes 2011 Trust

By:	/s/ Carl Stern
Name:	Carl Stern
Title:	Trustee

(Signature Page to Note and Warrant Purchase Agreement)